Exhibit 99.1

Contacts:

Brad W. Buss

CFO, EVP Finance & Administration

(408) 943-2754

Joseph L. McCarthy

VP Corporate Communications

(408) 943-2902

FOR IMMEDIATE RELEASE

Cypress Reports Fourth Quarter 2005 Results

SAN JOSE, Calif., January 26, 2006 — Cypress Semiconductor Corp. (NYSE: CY) today announced that revenue for the 2005 fourth quarter was $238.5 million, up 5.0% from prior quarter revenue of $227.1 million and up 13.5% from year-ago fourth-quarter revenue of $210.2 million.

Cypress posted a GAAP net loss of $2.2 million in the 2005 fourth quarter, or a diluted loss per share of $0.02. This compares with last quarter’s diluted loss per share of $0.04. Diluted loss per share in the year-ago fourth quarter was $0.22 per share.

On an adjusted-GAAP basis—excluding the amortization of intangibles and other acquisition-related, restructuring and special charges and credits—the 2005 fourth quarter resulted in a net profit of $5.8 million, or diluted earnings per share of $0.04. This compares with the prior quarter’s diluted earnings per share of $0.03. Diluted loss per share in the year-ago fourth quarter was $0.14.

Gross margin for the fourth quarter was 41.1%, down 1.0% from the previous quarter, and was impacted by fab manufacturing constraints and a one-time $3.4 million back-end expedite charge associated with the ramp of the PSoC® (Programmable System-on-Chip™) product to high volume. Net inventory was $73.6 million, down 4.5%, or $3.5 million, from the previous quarter.

For the fiscal year 2005, Cypress posted total revenue of $886.4 million, a decrease of 6.5% from fiscal year 2004 revenue of $948.4 million. On a GAAP basis, Cypress’s total year net loss was $92.2 million, or a diluted loss per share of $0.69. On an adjusted-GAAP basis, Cypress’s total year net loss was

$17.3 million, or a diluted loss per share of $0.13. The big difference between GAAP and adjusted-GAAP results for the year was due to the amortization of acquisition-related intangibles ($40.0 million), and a restructuring charge ($27.4 million).

Cypress President and CEO T.J. Rodgers said, “The fourth quarter marked our third straight quarter of sequential revenue growth, providing year-on-year growth of 13.5%. In addition, we achieved our third straight quarter of profit improvement and earned $0.04 per share on an adjusted-GAAP basis—a substantial improvement over the prior year but not yet achieving our model profitability of 20%.

“Investments in our subsidiaries and new products paid off well in 2005. Our subsidiary, SunPower, went public in November 2005 in one of the most successful IPOs of the year. Cypress holds 52 million shares (85%) of SunPower, worth $1.77 billion at quarter-end. Our subsidiary, Cypress MicroSystems (CMS), inventor of the PSoC device, reached $23.8 million in revenue in the quarter with 16.2% pre-tax profit, resulting in the acquisition of the 6.5% minority shareholder (employee) ownership by Cypress. CMS is now a business unit in our Consumer and Computation Division. We expect both of these businesses to double in size in 2006.

“In addition to the increased focus on our successful new business units, Cypress has taken a first step in the divestiture of business units that are no longer aligned with our core objectives, by agreeing to sell the assets of our Network Search Engine (NSE) business to NetLogic Microsystems for $50 million plus a potential $20 million earnout. We expect to garner a significant cost reduction from this transaction.”

BUSINESS UNITS

Business Unit Summary Financials

Three Months Ended

January 1, 2006

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	$90.0	$33.8	$75.6	$29.3	$9.8	$238.5
REVENUE %	37.7	14.2	31.7	12.3	4.1	100.0
GROSS MARGIN %	45.4	63.7	30.2	19.8	70.2	41.1
ADJUSTED-GAAP EPS[1]	$0.07	$0.02	$(0.05)	$0.01	$(0.01)	$0.04
GAAP EPS [2]						$(0.02)

Three Months Ended

October 2, 2005

	CCD[3]	DCD[3]	MID[3]	SUNPOWER	OTHER	TOTAL
REVENUE ($M)	$82.2	$37.1	$76.5	$21.9	$9.4	$227.1
REVENUE %	36.2	16.4	33.7	9.6	4.1	100.0
GROSS MARGIN %	51.0	63.2	25.4	18.1	71.9	42.1
ADJUSTED-GAAP EPS[1]	$0.09	$0.02	$(0.07)	$0.00	$(0.01)	$0.03
GAAP EPS[2]						$(0.04)

[1]	Adjusted-GAAP EPS, shown here on a fully diluted basis, excludes the amortization of intangibles and other acquisition-related, restructuring and special charges and credits. Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company using the same weighted average share count as utilized for consolidated reporting purposes.
[2]	There is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS as management does not allocate GAAP reconciliation items to the segments. The most directly comparable GAAP measure is at the consolidated results level which is presented above.
[3]	CCD is the Consumer and Computation Division; DCD is the Data Communications Division; MID is the Memory and Imaging Division.

Consumer and Computation Division (CCD)

CCD revenue was $90.0 million in the fourth quarter, up 9.5% from the prior quarter, consistent with our expectations. Revenue from the division accounted for 37.7% of fourth-quarter revenue—CCD continues to be our largest and most profitable division. Growth in Q4 was driven by broad strength in the consumer segment, led by high demand for our PSoC devices and general-purpose clocks. Revenue for Q1 is expected to be flat to slightly down due to normal seasonality in consumer end markets.

CCD posted a gross margin of 45.4% in the fourth quarter, down from 51.0% in the third quarter, due primarily to a one-time charge to expedite the first very large wave of PSoC material through a subcontract assembly house. We expect gross margin to return to the 50% range in Q1. The division contributed $0.071 earnings per share to our adjusted-GAAP net income in the fourth quarter, compared with $0.091 in the third quarter. CCD’s contributions to earnings per share are expected to be approximately the same in the first quarter.

Fourth-quarter highlights for the division include:

•	Cypress shipped its 50 millionth PSoC mixed-signal array, reaching more than 1,000 customers in the process. Recent growth in PSoC shipments has been accelerated by a broad demand for the PSoC-based CapSense solution, a capacitive touch sensor interface that replaces costly, mechanical buttons, switches and sliders with simple, touch-sensitive controls.

•	LG Electronics Mobile Communications Company designed CapSense into its family of LG-KV5900 Cyon™ Slider mobile phones. The new interface enables the phone’s slick, nine-button, capacitive touch-based front panel, which is more reliable than exposed buttons and switches that can be damaged by spills and environmental wear-and-tear.

•	Nintendo Co. Ltd. has selected Cypress’s PSoC mixed-signal array for its new Game Boy® Micro portable game system. The PSoC array manages multiple system control functions, reducing board size, design time and cost.

•	Horizon Hobby, a maker of radio-controlled toys, has selected Cypress’s 2.4-GHz Programmable Radio-on-a-Chip™ (PRoC™) for its model planes and helicopters. PRoC, which is basically a PSoC chip with a radio link, enables the precise control of model aircraft at a distance of up to 500 meters. PRoC uses Direct Sequence Spread Spectrum (DSSS) technology to significantly improve system range, power consumption, latency, and immunity to noise and interference.

•	Cypress’s PRoC device won EDN China magazine’s “Innovation of the Year” award in the “Digital ICs and Programmable Devices” category. China-based Electronic Engineering and Product World named PRoC the “Best New Embedded System Technology,” beating out products from Texas Instruments, Microchip, MIPS, Philips, Maxim and Xilinx.

•	Cypress introduced WirelessUSB LP, a low-power, low-cost 2.4-GHz radio system on a chip, for use in keyboards, mice, remote controls, gamepads and other battery-operated devices. The solution extends battery life in wireless mice to more than a year. WirelessUSB LP features a data rate of up to 1 megabit per second (Mbps), the rate required for applications such as wireless headsets.

•	Cypress debuted the industry’s first industrial grade, high-speed programmable USB 2.0 microcontroller. Capable of operating at temperatures from -40 C to +105 C, the EZ-USB FX2LP™ device targets automobile telematics, navigation and entertainment systems; radio infrastructure and military equipment; and industrial measurement and automation systems.

•	Cypress also announced the industry’s smallest, high-speed USB 2.0 programmable microcontroller. The 5-mm2 device enables the design of smaller mobile phones, portable media players, PDAs and webcams. EZ-USB LP uses a proprietary, 0.13-micron process technology to reduce dynamic and standby power consumption nearly 50 percent vs. competing solutions.

•	Cypress introduced its enCoRe™ III (Enhanced Component Reduction) family of USB microcontrollers, adding 16-channel/10-bit analog-to-digital converters to serve demanding, full-speed USB applications, including voice-over-IP handsets and USB gamepads.

Data Communications Division (DCD)

DCD revenue was $33.8 million in the fourth quarter, down 8.9% from the prior quarter, consistent with our expectation. Revenue from the division accounted for 14.2% of fourth-quarter revenue. Revenue declined due to customer buying patterns in specialty memories and network search engines. DCD revenue is expected to decrease in Q1 due to the planned divestiture of the NSE business.

DCD posted a gross margin of 63.7% in the fourth quarter, up slightly from 63.2% in the third quarter. The division contributed $0.021 earnings per share to our adjusted-GAAP net income in the fourth quarter, compared with $0.021 in the third quarter. DCD’s contributions to earnings per share are expected to remain consistent in the first quarter.

Fourth-quarter highlights for the division include:

•	Cypress announced the acquisition of its standard NSE product lines by NetLogic Microsystems (NETL) for approximately $50 million in NETL stock upon closing, and, if certain revenue targets are achieved in a 12-month time period, up to an additional $10 million in cash and approximately $10 million in NETL stock. The acquisition includes the Ayama™ 10000, Ayama 20000, and NSE70000 Network Search Engine families as well as the Sahasra™ 50000 algorithmic search engine family. Cypress will retain and continue to support its custom TCAM1 and TCAM2 products. The deal is scheduled to close late in the first quarter or early in the second quarter of 2006, pending regulatory and legal approval.

Memory and Imaging Division (MID)

MID revenue was $75.6 million in the fourth quarter, down 1.2% from the prior quarter, consistent with our expectations. Revenue from the division accounted for 31.7% of fourth-quarter revenue. Q4 revenue was driven by demand for high-density synchronous SRAMs, particularly 36-Mbit and 72-Mbit densities shipped into high-performance networking applications, as well as MoBL® (More Battery Life™) SRAMs for low-power applications. Demand for these products is expected to remain strong in the first quarter, with overall revenue flat to slightly down.

MID posted a gross margin of 30.2% in the fourth quarter, compared with 25.4% in the third quarter, a result of improved manufacturing efficiency. The division accounted for an adjusted-GAAP net loss of $0.051 per share in the fourth quarter, compared with a net loss per share of $0.071 in the third quarter. MID’s loss per share is again expected to shrink in the first quarter due to higher gross margins and a mix shift to 90-nm manufacturing processes.

Fourth-quarter highlights for the division include:

•	Cypress sampled two new 9-megapixel CMOS image sensors for high-end digital still cameras. The CYIHDSC9000AA (color) and CYIHDSM9000AA (monochrome) sensors offer low-dark-current performance comparable with more expensive charge-coupled devices, delivering high-end image quality at an economical price.

•	Cypress qualified a family of 4-Mbit MoBL SRAMs on its 90-nm, low-leakage technology. The new SRAMs support supply voltages from 1.65V to 5.0V, making them compatible with virtually all micropower systems. Cypress’s 90-nm technology enables smaller, faster chips with a significant price/performance advantage relative to the competition.

SunPower Corporation

SunPower Corp., a wholly owned subsidiary of Cypress, went public in November 2005 and is now an independent company listed on Nasdaq under the ticker symbol SPWR. Cypress continues to be SunPower’s majority shareholder, with SunPower results consolidated in Cypress’s results.

Revenue from SunPower was $29.3 million in the fourth quarter, up 33.8% from the prior quarter, exceeding our expectations. Demand for SunPower’s high-efficiency solar products remained very strong; additional manufacturing capacity added during the quarter enabled revenue to grow. SunPower revenue amounted to 12.3% of Cypress’s fourth-quarter revenue. Strong demand for solar products and the ramping of additional manufacturing capacity are expected to drive continued revenue growth in the first quarter.

SunPower posted a gross margin of 19.8% in the fourth quarter, compared with 18.1% in the third quarter. SunPower accounted for adjusted-GAAP earnings of $0.011 per share in the fourth quarter compared with break-even1 results in the third quarter. SunPower’s contribution to earnings per share is expected to increase in the first quarter.

Fourth-quarter highlights include:

•	SunPower announced a $330 million supply contract with PowerLight Corp. Under the agreement, SunPower will provide custom-designed panels for use in PowerLight’s SunTile™ roof-integrated solar system for new homes. Deliveries are expected to begin this year as SunPower ramps its manufacturing capacity. The contract extends through 2009.

•	SunPower introduced two new high-efficiency inverters. The products convert the direct current generated by solar panels into the AC current used in homes. Rated at 4,600 watts and 5,200 watts respectively, the new inverters target larger solar installations. Both inverters meet or exceed the highest efficiency rating in their class and carry a 10-year warranty.

•	A team of students from the University of Colorado won the 2005 Solar Decathlon, building a house on the National Mall in Washington, D.C. powered entirely by SunPower solar panels. The competition, sponsored by the U.S. Department of Energy, challenged university students to design, build and operate the most attractive, effective and efficient solar-powered home.

Cypress Subsidiaries

Revenue from Cypress subsidiaries was $9.8 million in the fourth quarter, up 4.3% from the prior quarter, in line with our expectations. We expect revenue from subsidiaries to be flat to slightly up in the first quarter.

The gross margin for our subsidiaries was 70.2% in the fourth quarter, compared with 71.9% in the third quarter. Subsidiary businesses reported a net loss of $0.011 per share on an adjusted-GAAP basis in the fourth quarter, compared with a net loss of $0.011 in the third quarter. Subsidiary contributions to earnings per share are expected to be flat in the first quarter.

•	Silicon Valley Technology Center, the R&D wafer process operation formed to offset the cost of underutilized fab equipment, achieved record revenue of $5.3 million in the quarter. SVTC finished the year with revenue of $20.8 million, up 4.9% from 2004. SVTC doubled its customer base in 2005, capitalizing on third-party demand for access to advanced process development infrastructure.

Other Developments

•	Cypress announced a foundry partnership with China’s Grace Semiconductor Manufacturing Corp., under which GSMC will leverage Cypress’s 0.13-micron and other process technologies to make Cypress chips for a variety of applications. The collaboration marks a step forward for Cypress’s new flexible manufacturing strategy, enabling it to optimize fab utilization and focus on its proprietary 90- and 65-nm processes, where the difference between foundry pricing and internal cost is the greatest. GSMC will provide Cypress with significant capacity to support the rapid growth of its leading products while decreasing its overall capital requirements. Qualification of the first product at GSMC is scheduled for the second half of this year.

Conclusion

Rodgers concluded, “2005 marked the beginning of a period of major strategic change for Cypress. We have revamped much of our data communications-based product portfolio to focus on large, diverse end markets—such as PCs and peripherals, consumer products, and solar energy—where we are well-positioned to grow revenue and market share and to increase profitability toward our goal of 20% PBT. We are planning to divest our NSE business and have launched a flexible manufacturing strategy to limit fab capital costs and allow for the steep ramps demanded by our consumer end-market customers. These significant changes for Cypress are focused on delivering increased profits and shareholder value. We expect to be able to grow revenue faster than the overall semiconductor market in 2006 and to exceed $1 billion in revenue for only the second time in our history.”

About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power. Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com.

Statements herein that are not historical facts and that refer to Cypress and its subsidiaries’ plans and expectations for the first quarter of 2006 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements are based on our current expectations as of the date of the release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the business and economic conditions and growth trends in the semiconductor and solar power industries, the state of the global economy, our ability to roll-out new products, the rate of customer acceptance of Cypress and it’s subsidiaries’ products, our ability to increase factory utilization, our ability to manage the consequences of natural events such as storms, hurricanes or other extreme weather events, the financial and operational performance of our subsidiaries and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify forward-looking statements that include, but are not limited to, statements related to prices, growth, supply, shipments, new products, profit and revenue.

To supplement the consolidated financial results prepared under GAAP, Cypress uses adjusted-GAAP measures which are adjusted from the most directly comparable GAAP results to exclude items related to acquisitions, including amortization of intangibles, in-process research and development and stock-based compensation, employee loan reserves, off-balance sheet lease guarantee impairment, restructuring, impairment on investments, gains or losses on investments and other non-recurring costs. Management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company as they result from corporate transactions outside the ordinary course of business. Management uses these adjusted-GAAP measures internally to make strategic decisions, forecast future results and evaluate the Company’s current performance. Most analysts covering Cypress use the adjusted-GAAP measures as well. Given management’s use of these adjusted-GAAP measures, Cypress believes these measures are important to investors in understanding the Company’s current and future operating results as seen through the eyes of management. In addition, management believes these adjusted-GAAP measures are useful to investors in enabling them to better assess changes in Cypress’ core business across different time periods. These adjusted-GAAP measures are not in accordance with, or an alternative for, GAAP and may be different from adjusted-GAAP measures used by other companies.

Cypress, PSoC, MoBL and the Cypress logo are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip, WirelessUSB, EZ-USB FX2LP, enCoRe, More Battery Life, PRoC, and Programmable Radio-on-Chip are trademarks of Cypress Semiconductor Corporation.

SunPower is a registered trademark of SunPower Corporation.

Cyon is a trademark of LG Electronics Mobile Communications Company. SunTile is a trademark of PowerLight Corp. Game Boy is a registered trademark of Nintendo Co. Ltd.

All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	Jan 1, 2006	Jan 2, 2005
ASSETS

Cash, cash equivalents, and investments *	$393,788	$307,640
Accounts receivable, net	151,213	107,288
Inventories	73,573	99,709
Property and equipment, net	464,656	444,651
Goodwill and other intangible assets	459,496	447,003
Other assets	152,795	166,703

Total assets	$1,695,521	$1,572,994

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$161,713	$179,282
Deferred income	29,404	33,426
Convertible subordinated notes	599,997	599,998
Income tax liabilities	59,590	71,992
Other liabilities	49,378	27,938

Total liabilities	900,082	912,636

Minority interest	38,304	—
Stockholders’ equity **	757,135	660,358

Total liabilities and stockholders’ equity	$1,695,521	$1,572,994

*	Cash, cash equivalents, and investments includes restricted amounts totaling $63.5 million and $62.7 million as of January 1, 2006 and January 2, 2005, respectively.
**	Common stock, $.01 par value, 650,000 and 650,000 shares authorized; 137,036 and 128,493 shares outstanding as of January 1, 2006 and January 2, 2005, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(On a GAAP basis)

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Jan 1, 2006	Jan 2, 2005	Oct 2, 2005	Jan 1, 2006	Jan 2, 2005
Revenues	$238,473	$210,181	$227,112	$886,396	$948,438

Costs of revenues	140,779	131,442	131,673	528,657	492,058

Gross margin	97,694	78,739	95,439	357,739	456,380

Operating expenses:
Research and development	55,609	66,910	56,068	226,760	261,629
Selling, general and administrative	40,796	37,041	40,045	156,041	141,799
Amortization of intangibles	5,692	9,361	6,504	27,709	38,898
In-process research and development charge	—	—	—	12,300	15,600
Restructuring costs (credits)	(982)	243	713	27,426	(164)

Total operating costs	101,115	113,555	103,330	450,236	457,762

Operating loss	(3,421)	(34,816)	(7,891)	(92,497)	(1,382)

Net interest income (expense) and other	501	3,402	1,853	(720)	(495)

Loss before income tax and minority interest	(2,920)	(31,414)	(6,038)	(93,217)	(1,877)

Income tax benefit	1,037	3,316	92	1,339	26,575
Minority interest, net of tax	(275)	—	—	(275)	—

Net income (loss)	$(2,158)	$(28,098)	$(5,946)	$(92,153)	$24,698

Basic net income (loss) per share	$(0.02)	$(0.22)	$(0.04)	$(0.69)	$0.20
Diluted net income (loss) per share	$(0.02)	$(0.22)	$(0.04)	$(0.69)	$0.17

Shares used in calculation:
Basic	135,990	127,362	134,175	133,188	124,580
Diluted	136,200	127,362	134,175	133,188	134,130

Reconciliation of GAAP net income (loss) to adjusted-GAAP net income (loss):

GAAP net income (loss)	$(2,158)	$(28,098)	$(5,946)	$(92,153)	$24,698
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	301	68	101	659	148
Restructuring costs (credits)	(982)	243	713	27,426	(164)
Amortization of intangibles	5,692	9,361	6,504	27,709	38,898
In-process research and development charge	—	—	—	12,300	15,600
Acquisition and stock compensation expenses	2,403	1,253	2,612	5,941	9,084
Synthetic lease - guarantee accrual	305	1,825	304	1,217	1,825
Employee loan reserve	—	—	—	—	(7,752)
Damages claim settlement	—	—	—	—	2,000
Impairments and other	830	(920)	—	1,527	(237)
Tax effects on adjusted-GAAP adjustments	(480)	(1,758)	(440)	(1,820)	(768)
Minority interest effects on adjusted-GAAP adjustments	(142)	—	—	(142)	—

Adjusted-GAAP net income (loss)	$5,769	$(18,026)	$3,848	$(17,336)	$83,332

Adjusted-GAAP basic net income (loss) per share	$0.04	$(0.14)	$0.03	$(0.13)	$0.67
Adjusted-GAAP diluted net income (loss) per share	$0.04	$(0.14)	$0.03	$(0.13)	$0.55

Shares used in calculation:
Basic	135,990	127,362	134,175	133,188	124,580
Diluted	143,155	127,362	142,403	133,188	167,234

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) PER SHARE TO ADJUSTED-GAAP NET INCOME (LOSS) PER SHARE

(In thousands, except per share data)

(Unaudited)

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	Jan 1, 2006	Jan 2, 2005	Oct 2, 2005	Jan 1, 2006	Jan 2, 2005
Basic:

GAAP net income (loss) per share	$(0.02)	$(0.22)	$(0.04)	$(0.69)	$0.20
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	—	—	—	—	—
Restructuring costs (credits)	(0.01)	—	0.01	0.21	—
Amortization of intangibles	0.04	0.07	0.05	0.21	0.31
In-process research and development charge	—	—	—	0.09	0.13
Acquisition and stock compensation expenses	0.02	0.01	0.02	0.04	0.07
Synthetic lease - guarantee accrual	—	0.01	—	0.01	0.01
Employee loan reserve	—	—	—	—	(0.06)
Damages claim settlement	—	—	—	—	0.02
Impairments and other	0.01	—	—	0.01	—
Tax effects on adjusted-GAAP adjustments	—	(0.01)	(0.01)	(0.01)	(0.01)
Minority interest effects on adjusted-GAAP adjustments	—	—	—	—	—

Adjusted-GAAP net income (loss) per share	$0.04	$(0.14)	$0.03	$(0.13)	$0.67

Diluted:

GAAP net income (loss) per share	$(0.02)	$(0.22)	$(0.04)	$(0.69)	$0.17
Reconciling items:
Cost of revenues (acquisition and stock compensation expenses)	—	—	—	—	—
Restructuring costs (credits)	(0.01)	—	0.01	0.21	—
Amortization of intangibles	0.04	0.07	0.05	0.21	0.29
In-process research and development charge	—	—	—	0.09	0.12
Acquisition and stock compensation expenses	0.02	0.01	0.02	0.04	0.07
Synthetic lease - guarantee accrual	—	0.01	—	0.01	0.01
Employee loan reserve	—	—	—	—	(0.06)
Damages claim settlement	—	—	—	—	0.01
Impairments and other	0.01	—	—	0.01	—
Tax effects on adjusted-GAAP adjustments	—	(0.01)	(0.01)	(0.01)	(0.01)
Minority interest effects on adjusted-GAAP adjustments	—	—	—	—	—
Difference in shares count between diluted GAAP and diluted adjusted-GAAP	—	—	—	—	(0.05)

Adjusted-GAAP net income (loss) per share	$0.04	$(0.14)	$0.03	$(0.13)	$0.55

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL SEGMENT INFORMATION

(In thousands, except per share and percentage data)

(Unaudited)

	THREE MONTHS ENDED January 1, 2006
	CCD	DCD	MID	SunPower	Other	Total
Revenues	$89,990	$33,805	$75,559	$29,341	$9,778	$238,473
Gross margin %	45.4%	63.7%	30.2%	19.8%	70.2%	41.1%
Adjusted-GAAP net income (loss) - BASIC	$9,810	$2,345	$(6,631)	$1,045	$(800)	$5,769
Adjusted-GAAP net income (loss) - DILUTED	$9,810	$2,345	$(6,631)	$835	$(800)	$5,559
Adjusted-GAAP basic EPS Contribution (1)	$0.07	$0.02	$(0.05)	$0.01	$(0.01)	$0.04
Adjusted-GAAP diluted EPS Contribution (1)	$0.07	$0.02	$(0.05)	$0.01	$(0.01)	$0.04

Reconciliation of adjusted-GAAP EPS to GAAP EPS:

Basic:

Adjusted-GAAP net income per share						$0.04
Reconciling items: (2)
Restructuring credits						0.01
Amortization of intangibles						(0.04)
Acquisition and stock compensation expenses						(0.03)
Tax effects on adjusted-GAAP adjustments						—

GAAP net loss per share						$(0.02)

Diluted:

Adjusted-GAAP net income per share						$0.04
Reconciling items: (2)
Restructuring credits						0.01
Amortization of intangibles						(0.04)
Acquisition and stock compensation expenses						(0.03)
Tax effects on adjusted-GAAP adjustments						—

GAAP net loss per share						$(0.02)

(1)	Adjusted-GAAP EPS by segment is calculated using the diluted weighted average share count utilized for the consolidated reported results. Management evaluates the company utilizing the same weighted average share count as utilized for consolidated reporting purposes.
(2)	The Company does not allocate GAAP reconciling items to the segments. Management uses the adjusted-GAAP measures internally for strategic decision making, forecasting future results and evaluating the Company’s current performance. These adjusted-GAAP measures exclude the GAAP items listed within the reconciling section and are not allocated to the segments as management does not evaluate the company including these GAAP measures. In addition, the adjusted-GAAP EPS by segment is calculated utilizing the consolidated weighted average share count used for consolidated adjusted-GAAP EPS - see (1) above. As such there is not a directly comparable GAAP measure for the segment adjusted-GAAP EPS and one is not presented. The most directly comparable GAAP measure is at the consolidated results level which is presented above.